Exhibit 99

FOR IMMEDIATE RELEASE

DATE: February 25, 2005

CONTACT:	Donald V. Rhodes
	Chairman and Chief Executive Officer	(360) 943-1500

Heritage Financial Announces Executive Management Promotion

Olympia, WA—February 25, 2005 - (NASDAQ: HFWA) Donald V. Rhodes, Chairman and Chief Executive Officer of Heritage Financial Corporation today announced the promotion of Brian L. Vance from Executive Vice President to President of Heritage Financial Corporation. Mr. Vance also serves as President and Chief Executive Officer of Heritage Bank, Heritage Financial Corporation’s principal subsidiary, and was elected to the Heritage Financial Corporation Board of Directors in April 2002. Mr. Rhodes will continue as Chairman of the Bank and Chairman and Chief Executive Officer of Heritage Financial Corporation.

Mr. Rhodes stated, “This promotion recognizes Brian’s leadership at both Heritage Bank and Heritage Financial Corporation and is a logical step reflecting his broadened management responsibilities. His significant leadership during recent years was a major factor in Heritage Financial Corporation reaching its 15% return on average equity goal in 2004, a year earlier than our original financial plan. During the last half of 2004 he led a strategic planning group developing a new five-year plan for the company. As President of Heritage Financial Corporation and President and Chief Executive Officer of its Heritage Bank subsidiary, he will directly oversee the successful achievement of the strategic plan. “

Mr. Vance has over 30 years of commercial banking experience. He joined Heritage Bank in June 1996 as Senior Vice President Loan Administration and was promoted to President and Chief Operating Officer in October 1998. Prior to joining Heritage Bank, Mr. Vance was Senior Vice President and Regional Manager for West One Bank in Tacoma. He is also involved in community activities and serves on the boards of the Washington Center for the Performing Arts and the South Puget Sound Community College Foundation.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank, NA. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its twelve full service banking offices and its Internet Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.